Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2017 FINANCIAL RESULTS

Englewood, Colorado, March 1, 2018 - Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today reported fourth quarter and year end 2017 results.  Highlights include(1):

Attributed to QVC Group

•	QVC Group to rebrand as Qurate Retail Group, Inc., containing QVC, HSN, zulily and Cornerstone Brands
•	Consolidated QVC revenue up 1% to $8.8 billion in 2017
•	Revenue increased in all QVC markets in the fourth quarter for the second quarter in a row (in constant currency(2))
•	QVC US revenue grew 4%
•	QVC International revenue increased 6% on a constant currency(2) basis
•	QVC consolidated mobile penetration was 64% of QVC.com orders in 2017, a 540 basis point increase
•	QVC US mobile penetration was 62% of QVC.com orders, a 500 basis point increase
•	QVC US new customers increased 2% in 2017
•	zulily active customers increased 16% to 5.8 million in 2017
•	Completed acquisition of HSN, Inc. (“HSNi”) on December 29, 2017
•	From November 1, 2017 through January 31, 2018, repurchased 8.6 million QVCA shares at an average price per share of $24.27 and a total cost of $209 million
•	Over the twelve months ended December 31, 2017, repurchased 34.8 million QVCA shares at an average price per share of $22.03 and a total cost of $766 million

Attributed to Liberty Ventures Group

•	Planned acquisition of GCI Liberty, Inc. (formerly General Communication, Inc.) (“GCI”) and subsequent split-off of combined company expected to close after market on March 9th
•	Received approval from both Liberty Ventures and GCI shareholders on February 2nd

“QVC US and International posted excellent fourth quarter results, and we were pleased to complete the acquisition of HSN,” said Greg Maffei, Liberty Interactive President and CEO.  “We anticipate closing the acquisition of GCI and the subsequent creation of two asset-backed stocks, Qurate and GCI Liberty, on March 9th. With the separation, Mike George will become President and CEO of Qurate.  Mike has done a fantastic job building QVC, delighting customers and driving value for shareholders over the last twelve years. We look forward to him leading this innovative set of companies.”

“As we launch Qurate, Greg Maffei will become Executive Chairman focusing on strategy and capital deployment.  The creation of the two asset-backed stocks is the result of Greg’s skilled deal-making and determination and I’m pleased that he will continue to provide strong leadership and vision,” said John Malone, Liberty Interactive Chairman.  “I am excited to remain on the board and the Company’s largest shareholder.”

Unless otherwise noted, the following discussion compares financial information for the three months and year ended December 31, 2017 to the same period in 2016.

QVC GROUP – Approximately $44 million and $74 million of corporate level selling, general and administrative expense (“SG&A”) (including stock-based compensation expense, which increased as a result of the stock option exchange in December 2017) was allocated to the QVC Group for the fourth quarter and full year 2017, respectively.

Liberty Interactive acquired the 62% of HSNi it didn’t already own in an all-stock transaction on December 29, 2017. HSNi consists of two main operating segments, its video commerce business, HSN, and its interactive lifestyle retail business, Cornerstone.  HSNi shareholders (other than Liberty Interactive) received a fixed consideration of 1.65 shares of QVCA for each share of HSNi. Liberty Interactive issued 53.6 million shares of QVCA to HSNi shareholders, a market value of $1.3 billion as of December 29, 2017. The total equity value of the transaction was $1.9 billion (including Liberty Interactive’s $605 million ownership interest previously held in HSNi), based on fair value.  With the exception of $43 million of severance-related costs incurred by HSNi on December 30, 2017, HSNi’s results of operations are not included in Liberty Interactive’s consolidated results, as the final two days of the quarter were considered immaterial. Of the $43 million of severance-related costs, $38 million were incurred directly by HSN, including $8 million of stock-based compensation, and $5 million were incurred by Cornerstone. The standalone results of HSN and Cornerstone are included later in this press release. We believe discussions of standalone results for HSN and Cornerstone promote a better understanding of the overall results of these businesses.

Following the completion of the proposed transactions between Liberty Interactive and GCI (described later in this press release), the QVC Group will cease to trade as a tracking stock and will effectively become an asset-backed stock. In addition, Liberty Interactive announced today that it intends to rebrand as Qurate Retail Group after the closing of the transactions, with the formal name change to follow. The new Qurate Retail Group will represent a select group of like-minded retail businesses offering a third way to shop – beyond traditional brick-and-mortar or transactional eCommerce. Qurate Retail Group will consist of eight leading retail brands – QVC, HSN, zulily, Ballard Designs, Frontgate, Garnet Hill, Grandin Road and Improvements. It will also hold a minority interest in ILG,  various green energy investments and is expected to include Liberty Interactive’s interest in FTD. As part of the rebranding to Qurate Retail Group, the QVCA and QVCB tickers are expected to change to QRTEA and QRTEB, respectively, effective on the first trading day following the GCI Liberty split-off, which is expected to be March 12th.

In April, 2016, the Financial Accounting Standards Board (“FASB”) issued further guidance on revenue from contracts with customers effective for fiscal years beginning after December 15, 2017, which QVC and zulily adopted as of the start of the first quarter of 2018. Under the previous accounting guidance, revenue was recorded when delivery to the customer occurred and deferred revenue was recorded to account for shipments in-transit. As a result of this change, beginning in the first quarter of 2018, we recognize revenue at the time of shipment. Thus, revenue for QVC and zulily items shipped before the end of 2017 but not delivered until 2018 will not be recognized in the fourth quarter of 2017 nor in the first quarter of 2018.  An immaterial adjustment in the first quarter of 2018 will be made to retained earnings using the modified transition method. HSNi previously recognized revenue at the time of shipment, so there is no expected change to HSNi’s reported results.

In addition, under previous accounting guidance, QVC-, HSN- and zulily-branded credit card income was historically included as an offset to SG&A expenses. As of the start of the first quarter of 2018, QVC, HSN and zulily will recognize credit card income for the QVC-, HSN- and zulily-branded credit cards as part of net revenue.

QVC

“We generated strong revenue gains across the business, with strong sales at QVC US, growth in every International market, and outstanding sales acceleration at zulily during the quarter. This performance demonstrates our ability to curate compelling products and events, create engaging customer experiences and aggregate large shopping audiences across multiple commerce platforms,” said QVC President and CEO, Mike George. “With our announcement today of the upcoming launch of the Qurate Retail Group—which consists of eight powerful brands: QVC, zulily, HSN, Ballard Designs, Garnet Hill, Grandin Road, Frontgate and Improvements—and the pending formation of an asset-backed security, we are extremely well positioned as we distinguish ourselves from other retailers by combining the best of retail, media and social.”

The following table provides QVC’s consolidated financial and operating results for the fourth quarter of 2017.  US Dollar denominated results were impacted favorably by exchange rate fluctuations in the fourth quarter. The Dollar weakened versus the Euro and British Pound 9% and 7%, respectively, and strengthened against the Japanese Yen 3%. The following table also provides a comparison of the year-over-year percentage change in QVC’s results in constant currency(2) (where applicable) to the comparable figures calculated in accordance with US GAAP for the fourth quarter of 2017.

(amounts in millions unless otherwise noted)	4Q16	4Q17	% Change		% Change Constant Currency(b)
QVC – Consolidated
Financial Metrics
Revenue	$2,658	$2,817	6%		5%
Operating Income	$404	$496	23%		22%
Operating Income Margin (%)	15.2%	17.6%	240	bps
Adjusted OIBDA	$569	$583	2%		2%
Adjusted OIBDA Margin (%)	21.4%	20.7%	(70)	bps
Operating Metrics
eCommerce Revenue	$1,331	$1,491	12%		11%
eCommerce % of Total Revenue	50.1%	52.9%	280	bps
Mobile % of eCommerce Revenue(a)	59.6%	64.9%	530	bps

a)	Based on gross US Dollar orders.
b)	For a definition of constant currency financial metrics, see the accompanying schedules.

The following table provides QVC’s consolidated financial and operating results for the full year 2017.  US Dollar denominated results were unfavorably impacted slightly by exchange rate fluctuations for the full year. The US Dollar strengthened versus the British Pound and Japanese Yen 4% and 3%, respectively, and weakened against the Euro 2%. The following table also provides a comparison of the year-over-year percentage change in QVC’s results in constant currency(2) (where applicable) to the comparable figures calculated in accordance with US GAAP for the full year 2017.

(amounts in millions unless otherwise noted)	2016	2017	% Change		% Change Constant Currency(c)
QVC – Consolidated
Financial Metrics
Revenue	$8,682	$8,771	1%		1%
Operating Income	$1,203	$1,347	12%		12%
Operating Income Margin (%)	13.9%	15.4%	150	bps
Adjusted OIBDA	$1,840	$1,897	3%		3%
Adjusted OIBDA Margin (%)	21.2%	21.6%	40	bps
Operating Metrics
eCommerce Revenue	$4,047	$4,370	8%		8%
eCommerce % of Total Revenue	46.6%	49.8%	320	bps
Mobile % of eCommerce Revenue(a)	58.4%	63.8%	540	bps
LTM Total Customers(b)	12.7	12.7	0%

a)	Based on gross US Dollar orders.
b)	LTM: Last twelve months.
c)	For a definition of constant currency financial metrics, see the accompanying schedules.

The following table provides QVC US’s financial and operating results for the fourth quarter of 2017.

(amounts in millions unless otherwise noted)	4Q16	4Q17	% Change
QVC – US
Financial Metrics
Revenue	$1,947	$2,029	4%
Cost of Sales % of Revenue	65.9%	66.4%	50	bps
Operating Income	$303	$367	21%
Operating Income Margin (%)	15.6%	18.1%	250	bps
Adjusted OIBDA	$438	$436	0%
Adjusted OIBDA Margin (%)	22.5%	21.5%	(100)	bps
Operating Metrics
Average Selling Price	$56.78	$55.60	(2)%
Units Sold			7%
Return Rate(a)	15.6%	15.5%	(10)	bps
eCommerce Revenue	$1,084	$1,198	11%
eCommerce % of Total Revenue	55.7%	59.0%	330	bps
Mobile % of eCommerce Revenue(b)	58.6%	63.5%	490	bps

a)	Measured as returned sales over gross shipped sales.
b)	Based on gross US Dollar orders.

In the fourth quarter, QVC US realized year-over-year gains in all categories except jewelry. The operating income margin and adjusted OIBDA margin(3) performance primarily reflects higher fixed costs associated with incentive compensation and HSNi integration consulting services, as well as higher inventory obsolescence and marketing expenses, which were partially offset by lower bad debt and amortization. Adjusted OIBDA(3) for the fourth quarter includes $7 million of integration costs and a  $6 million increase in management bonuses.

The following table provides QVC US’s financial and operating results for the full year 2017.

(amounts in millions unless otherwise noted)	2016	2017	% Change
QVC – US
Financial Metrics
Revenue	$6,120	$6,140	0%
Cost of Sales % of Revenue	64.4%	64.6%	20	bps
Operating Income	$915	$994	9%
Operating Income Margin (%)	15.0%	16.2%	120	bps
Adjusted OIBDA	$1,435	$1,446	1%
Adjusted OIBDA Margin (%)	23.4%	23.6%	20	bps
Operating Metrics
Average Selling Price	$57.00	$55.37	(3)%
Units Sold			4%
Return Rate(a)	17.4%	17.0%	(40)	bps
eCommerce Revenue	$3,193	$3,421	7%
eCommerce % of Total Revenue	52.2%	55.7%	350	bps
Mobile % of eCommerce Revenue(b)	57.4%	62.4%	500	bps
LTM Total Customers(c)	8.1	8.1	0%

a)	Measured as returned sales over gross shipped sales.
b)	Based on gross US Dollar orders.
c)	LTM: Last twelve months.

For the full year, QVC US realized year-over-year gains in all categories except jewelry. The full year operating income margin and adjusted OIBDA margin(3) performance primarily reflect lower bad debt expense, higher product margins and lower amortization, which were partially offset by higher incentive compensation and inventory obsolescence costs. Adjusted OIBDA(3) in 2017 includes $9 million of HSNi integration costs and a $26 million increase in management bonuses.

The following table provides QVC International’s financial and operating results for the fourth quarter of 2017, including the year-over-year percentage change in QVC’s results in constant currency(2) (where applicable) to the comparable figures calculated in accordance with US GAAP due to the net impact of unfavorable exchange rate fluctuations.

(amounts in millions unless otherwise noted)	4Q16	4Q17	% Change		% Change Constant Currency(c)
QVC – International(a)
Financial Metrics
Revenue	$711	$788	11%		6%
Cost of Sales % of Revenue	62.1%	62.8%	70	bps
Operating Income	$101	$129	28%		22%
Operating Income Margin (%)	14.2%	16.4%	220	bps
Adjusted OIBDA	$131	$147	12%		9%
Adjusted OIBDA Margin (%)	18.4%	18.7%	30	bps
Operating Metrics
Average Selling Price			6%		2%
Units Sold			5%
eCommerce Revenue	$247	$293	19%		16%
eCommerce % of Total Revenue	34.7%	37.2%	250	bps
Mobile % of eCommerce Revenue(b)	63.6%	69.7%	610	bps

a)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
b)	Based on gross US Dollar orders.
c)	For a definition of constant currency financial metrics, see the accompanying schedules.

In the fourth quarter, QVC International experienced year-over-year constant currency(2) growth in all categories except electronics. The operating income margin and adjusted OIBDA margin(3) performance primarily reflects fixed cost leverage, higher product margins and lower amortization, which were partially offset by higher inventory obsolescence.

The following table provides QVC International’s financial and operating results for the full year 2017, including the year-over-year percentage change in QVC’s results in constant currency(2) (where applicable) to the comparable figures calculated in accordance with US GAAP due to the net impact of unfavorable exchange rate fluctuations.

(amounts in millions unless otherwise noted)	2016	2017	% Change		% Change Constant Currency(d)
QVC – International(a)
Financial Metrics
Revenue	$2,562	$2,631	3%		4%
Cost of Sales % of Revenue	62.4%	62.1%	(30)	bps
Operating Income	$288	$353	23%		24%
Operating Income Margin (%)	11.2%	13.4%	220	bps
Adjusted OIBDA	$405	$451	11%		13%
Adjusted OIBDA Margin (%)	15.8%	17.1%	130	bps
Operating Metrics
Average Selling Price			(2)%		(1)%
Units Sold			5%
eCommerce Revenue	$854	$949	11%		13%
eCommerce % of Total Revenue	33.3%	36.1%	280	bps
Mobile % of eCommerce Revenue(b)	61.7%	68.2%	650	bps
LTM Total Customers(c)	4.6	4.6	0%

a)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
b)	Based on gross US Dollar orders.
c)	LTM: Last twelve months.
d)	For a definition of constant currency financial metrics, see the accompanying schedules.

For the full year, QVC International experienced year-over-year constant currency(2) growth in all categories except electronics and jewelry. The operating income margin and adjusted OIBDA margin(3) performance primarily reflect lower fixed costs, higher product margins and lower marketing expense and amortization.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, is being accounted for as an equity method investment. There was no material impact to QVC’s net income for the quarter. For the full year, QVC reported a $3 million decrease in net income related to the CNRS investment.

HSN

HSN’s fourth quarter and full year operating results include merger-related costs, including investment banking and legal fees, severance-related costs and additional stock-based compensation expense due to the acceleration of certain equity awards, which are included in operating income but excluded in adjusted OIBDA(3) as presented below. HSN has also reclassified certain costs between line items to conform with Liberty Interactive’s reporting for ease of comparability for the periods presented.

HSN’s stand-alone operating results for the fourth quarter of 2017 were as follows.

(amounts in millions unless otherwise noted)	4Q16	4Q17	% Change
HSN
Financial Metrics
Revenue	$771	$712	(8)%
Cost of Sales % of Revenue	69.2%	67.1%	(210)	bps
Operating Income	$64	$(3)	(105)%
Operating Income Margin (%)	8.3%	NM	NM
Adjusted OIBDA	$75	$79	5%
Adjusted OIBDA Margin (%)	9.8%	11.1%	130	bps
Operating Metrics
Average Selling Price	$58.85	$56.88	(3)%
Units Sold			(6)%
Return Rate(a)	15.2%	14.1%	(110)	bps
eCommerce Revenue	$367	$343	(7)%
eCommerce % of Total Revenue	47.6%	48.1%	50	bps
Mobile % of eCommerce Revenue(b)	55.4%	60.6%	520	bps

a)	Measured as returned sales over gross shipped sales.
b)	Based on gross orders.

HSN revenue declined in all categories in the fourth quarter.  Average selling price declined, primarily driven by product mix shift away from electronics, which typically carry higher price points.  Return rate improved due to a continued positive trend in several categories. Operating income and operating income margin declined, driven by the aforementioned transaction expenses. Adjusted OIBDA(3) and adjusted OIBDA margin(3)  improved, largely due to approximately $16 million in incremental costs incurred in the prior year associated with the implementation of HSN’s warehouse automation initiative.  Additionally, the increase in adjusted OIBDA margin(3) was driven by higher product margins, lower selling and marketing costs and a decrease in personnel expenses.

HSN’s stand-alone operating results for the full year 2017 were as follows.

(amounts in millions unless otherwise noted)	2016	2017	% Change
HSN
Financial Metrics
Revenue	$2,479	$2,343	(5)%
Cost of Sales % of Revenue	66.1%	65.4%	(70)	bps
Operating Income	$215	$103	(52)%
Operating Income Margin (%)	8.7%	4.4%	(430)	bps
Adjusted OIBDA	$259	$220	(15)%
Adjusted OIBDA Margin (%)	10.4%	9.4%	(100)	bps
Operating Metrics
Average Selling Price	$56.61	$54.75	(3)%
Units Sold			(3)%
Return Rate(a)	16.3%	14.9%	(140)	bps
eCommerce Revenue	$1,119	$1,099	(2)%
eCommerce % of Total Revenue	45.1%	46.9%	180	bps
Mobile % of eCommerce Revenue(b)	53.9%	58.7%	480	bps
LTM Total Customers(c)	5.1	4.7	(8)%

a)	Measured as returned sales over gross shipped sales.
b)	Based on gross orders.
c)	LTM: Last twelve months.

HSN revenue declined in all categories except home for the full year 2017. Average selling price declined, primarily driven by product mix shift away from electronics.  The sales return rate improved due to a continued positive trend in several categories.  The decrease in operating income margin and adjusted OIBDA margin(3) was due to increases in personnel costs, bad debt expense and lower shipping margins, partially offset by improved product margins and lower selling and marketing costs.

zulily

The following table provides zulily’s stand-alone financial and operating results for the fourth quarter of 2017.

(amounts in millions unless otherwise noted)	4Q16	4Q17	% Change
zulily
Financial Metrics
Net Revenue	$467	$520	11%
Cost of Sales % of Revenue	72.8%	75.9%	310	bps
Operating Income (Loss)	$(14)	$(18)	(29)%
Operating Income Margin (%)	(3.0)%	(3.5)%	(50)	bps
Adjusted OIBDA	$40	$38	(5)%
Adjusted OIBDA Margin (%)	8.6%	7.3%	(130)	bps
Operating Metrics
Mobile % of Total Orders	66.0%	68.1%	210	bps

zulily revenue increased in the fourth quarter, primarily due to a 12% increase in orders placed. The increase in orders placed was driven by an increase in active customers. An active customer is defined as an individual who has purchased at least once in the last twelve months, measured from the last date of a period. Operating income margin and adjusted OIBDA margin(3) decreased primarily due to increased marketing promotions and higher supply chain expenses resulting from increased international shipping, higher unit volume at a lower average sales price and ramping up zulily’s Pennsylvania fulfillment center.

The following table provides zulily’s stand-alone financial and operating results for the full year 2017.

(amounts in millions unless otherwise noted)	2016	2017	% Change
zulily
Financial Metrics
Net Revenue	$1,547	$1,613	4%
Cost of Sales % of Revenue	71.6%	74.1%	250	bps
Operating Income (Loss)	$(152)	$(129)	15%
Operating Income Margin (%)	(9.8)%	(8.0)%	180	bps
Adjusted OIBDA	$112	$91	(19)%
Adjusted OIBDA Margin (%)	7.2%	5.6%	(160)	bps
Operating Metrics
Mobile % of Total Orders	64.3%	67.3%	300	bps
LTM Total Customers(a)	5.0	5.8	16%

a)	LTM: Last twelve months.

zulily revenue increased in the full year 2017, primarily due to a 5% increase in orders placed. The increase in orders placed was driven by an increase in active customers year-over-year, coming from accelerated customer growth in the fourth quarter. Operating income margin improved, driven primarily by decelerating amortization of intangible assets related to purchase accounting. Adjusted OIBDA margin(3) decreased primarily due to increased free shipping and promotional offers and higher supply chain expenses resulting from increased international shipping, a shift in product mix, ramping up zulily’s Pennsylvania fulfillment center, growth in third party fulfillment services and higher unit volume at a lower average sales price.

Cornerstone

Cornerstone’s fourth quarter and full year operating results include merger-related costs which are included in operating income but excluded in adjusted OIBDA(3) as presented below. Cornerstone has also reclassified certain costs between line items to conform with Liberty Interactive’s reporting for ease of comparability for the periods presented.

Cornerstone’s stand-alone operating results for the fourth quarter were as follows.

(amounts in millions unless otherwise noted)	4Q16	4Q17	% Change(b)
Cornerstone
Financial Metrics
Revenue	$305	$283	(7)%
Cost of Sales % of Revenue	63.0%	62.3%	(70)	bps
Operating Income	$9	$(11)	(227)%
Operating Income Margin (%)	2.8%	NM	NM
Adjusted OIBDA	$13	$12	(5)%
Adjusted OIBDA Margin (%)	4.2%	4.3%	10	bps
Operating Metrics
Average Selling Price	$79.53	$82.64	4%
Units Shipped			(9)%
Return Rate(a)	13.5%	14.6%	110	bps

a)	Measured as returned sales over gross sales.
b)	Percentages may not directly calculate due to rounding.

Revenue, operating income and adjusted OIBDA(3) declined in the fourth quarter. Excluding the prior year impacts of a 53rd week, the divestiture of TravelSmith and Chasing Fireflies, and transaction costs, overall revenue declined 1%, driven by softness in Frontgate offset by growth in Ballard Designs, Grandin Road and Garnet Hill. Cost of sales as a percent of revenue decreased, driven by improved product and shipping margins and a combination of selective price increases and lower promotion. Catalog circulation decreased, consistent with ongoing efforts to re-balance investments towards the digital and retail segments to drive demand.

Cornerstone’s stand-alone operating results for the full year were as follows.

(amounts in millions unless otherwise noted)	2016(a)	2017	% Change(c)
Cornerstone
Financial Metrics
Revenue	$1,096	$1,045	(5)%
Cost of Sales % of Revenue	61.0%	61.3%	30	bps
Operating Income	$(7)	$8	214%
Operating Income Margin (%)	(0.6)%	0.8%	140	bps
Adjusted OIBDA	$41	$45	10%
Adjusted OIBDA Margin (%)	3.7%	4.3%	60	bps
Operating Metrics
Average Selling Price	$86.12	$92.18	7%
Units Shipped			(10)%
Return Rate(b)	13.1%	13.8%	70	bps

a)	2016 results include the results of TravelSmith and Chasing Fireflies, two former Cornerstone brands, divested on September 8, 2016.
b)	Measured as returned sales over gross sales.
c)	Percentages may not directly calculate due to rounding.

Cornerstone realized revenue declines for the full year 2017. Excluding the prior year impacts of a 53rd week and the divestiture of TravelSmith and Chasing Fireflies, overall sales increased 1%. Cost of sales as a percent of revenue increased,  driven by higher promotional activity, primarily in the home segment. Operating expenses were tightly controlled and catalog circulation decreased,  improving operating and adjusted OIBDA margins(3) versus the prior year,  partially offset by investments towards the digital and retail segments to fund overall demand.

Share Repurchases

From November 1, 2017 through January 31, 2018, Liberty Interactive repurchased approximately 8.6 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $24.27 for total cash consideration of $209 million. For the full year 2017, Liberty Interactive repurchased 34.8 million QVCA shares at an average price per share of $22.03 and a total cost of $766 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $7.8 billion, representing approximately 51% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks. The remaining repurchase authorization for Liberty Interactive as of February 1, 2018 is approximately $1.3 billion, of which $613 million can be applied to repurchases of either QVC Group or Liberty Ventures Group stock and $650 million can only be applied to Liberty Ventures Group stock.

QVC Group has attributed to it Liberty Interactive’s subsidiaries, QVC, Inc., HSN, Inc. and zulily, llc.

LIBERTY VENTURES GROUP  – Approximately $23 million and $53 million of corporate level SG&A expense (including stock-based compensation expense, which increased as a result of the stock option exchange in December 2017) was allocated to the Liberty Ventures Group for the fourth quarter and full year 2017, respectively.

On April 4, 2017, Liberty Interactive entered into an agreement and plan of reorganization with GCI, the largest communications provider in Alaska, whereby Liberty Interactive will acquire GCI through a reorganization in which certain Liberty Ventures Group assets and liabilities will be contributed to GCI in exchange for a controlling interest in GCI, followed by a subsequent split-off of the combined company, GCI Liberty.  Additional information is available in the proxy statement filed by Liberty Interactive with the SEC on December 29, 2017.

On February 2nd,  the holders of Liberty Ventures common stock and GCI common stock approved the proposed transactions between the two companies. The transactions between Liberty Interactive and GCI are expected to be completed on March 9th.  At closing, Liberty Interactive will reattribute certain assets and liabilities of the Liberty Ventures Group to the QVC Group. As a result of the changes in tax law under the tax reform bill, Liberty Interactive announced on December 26, 2017 that the total amount of cash expected to be reattributed from the Liberty Ventures Group to the QVC Group will increase from the previously disclosed amount of $932 million to approximately $1.3 billion. Additional information is available in the 8-K that Liberty Interactive filed with the SEC on December 26, 2017. Final reattribution valuations are expected to be determined just prior to closing based on closing prices on March 8th, where applicable.  Simultaneous with the closing of the transactions, the QVC Group, to be renamed Qurate Retail Group, including wholly-owned subsidiaries QVC, Inc., zulily, llc and HSNi, will cease to function as a tracking stock and will effectively become an asset-backed stock.

Share Repurchases

There were no repurchases of Liberty Ventures common stock (Nasdaq: LVNTA) from November 1, 2017 through January 31, 2018. The remaining repurchase authorization for Liberty Interactive as of November 1, 2017 is approximately $1.3 billion, of which $613 million can be applied to repurchases of either QVC Group or Liberty Ventures common stock and $650 million can only be applied to Liberty Ventures common stock.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation and FTD, Liberty Interactive’s subsidiary Evite, and minority interests in ILG, LendingTree and Charter Communications.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Interactive's earnings conference call which will begin at 11:00 a.m. (E.S.T.) on March 1, 2018.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For a definition of adjusted OIBDA, adjusted net income and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	4Q16	4Q17	% Change
Revenue
QVC US	$1,947	$2,029	4%
QVC International	711	788	11%
Total QVC revenue	2,658	2,817	6%
HSN(1)	NA	-	NA
zulily	467	520	11%
Intergroup eliminations	-	-	NA
Total QVC Group Revenue	$3,125	$3,337	7%

Operating Income
QVC US	$303	$367	21%
QVC International	101	129	28%
Total QVC Operating Income	404	496	23%
HSN(1)	NA	(38)	NA
zulily	(14)	(18)	(29)%
Corporate and other(2)	(6)	(49)	(717)%
Total QVC Group Operating Income	$384	$391	2%

Adjusted OIBDA
QVC US	$438	$436	0%
QVC International	131	147	12%
Total QVC Adjusted OIBDA	569	583	2%
HSN(1)	NA	-	NA
zulily	40	38	(5)%
Corporate and other(2)	1	(17)	NM
Total QVC Group Adjusted OIBDA	$610	$604	(1)%

Adjusted Net Income
Total QVC Group Net Income	$188	$887	372%
Total QVC Group Adjusted Net Income(3)	$266	$917	245%

China JV(4)
Revenue	$43	$50	16%
Adjusted OIBDA	$(1)	$4	500%

QVC Shares Outstanding	1/31/2017	1/31/2018
Outstanding A and B shares	455	477

	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	12/31/2016	12/31/2017
Basic Weighted Average Shares Outstanding (“WASO”)	464	429
Potentially Dilutive Shares	3	3
Diluted WASO	467	432

(1)	HSN’s results of operations are not included in Liberty Interactive’s consolidated results, with the exception of $38 million of severance-related costs incurred on December 30, 2017.
(2)	Includes severance-related costs incurred by Cornerstone on December 30, 2017.
(3)	See reconciling schedule 4.
(4)	This joint venture is being accounted for as an equity investment. Fourth quarter 2016 revenue figures include the effects of changes in presentation of revenue.

QVC GROUP FINANCIAL METRICS - FULL YEAR

(amounts in millions)	2016	2017	% Change
Revenue
QVC US	$6,120	$6,140	0%
QVC International	2,562	2,631	3%
Total QVC revenue	8,682	8,771	1%
HSN(1)	NA	-	NA
zulily	1,547	1,613	4%
Intergroup eliminations	(10)	(3)	70%
Total QVC Group Revenue	$10,219	$10,381	2%

Operating Income
QVC US	$915	$994	9%
QVC International	288	353	23%
Total QVC Operating Income	1,203	1,347	12%
HSN(1)	NA	(38)	NA
zulily	(152)	(129)	15%
Corporate and other(2)	(40)	(80)	(100)%
Total QVC Group Operating Income	$1,011	$1,100	9%

Adjusted OIBDA
QVC US	$1,435	$1,446	1%
QVC International	405	451	11%
Total QVC Adjusted OIBDA	1,840	1,897	3%
HSN(1)	NA	-	NA
zulily	112	91	(19)%
Corporate and other(2)	(16)	(35)	(119)%
Total QVC Group Adjusted OIBDA	$1,936	$1,953	1%

Adjusted Net Income
Total QVC Group Net Income	$473	$1,208	155%
Total QVC Group Adjusted Net Income(3)	$812	$1,455	79%

China JV(4)
Revenue	$158	$164	4%
Adjusted OIBDA	$(6)	$2	133%

(1)	HSN’s results of operations are not included in Liberty Interactive’s consolidated results, with the exception of $38 million of severance-related costs incurred on December 30, 2017.
(2)	Includes severance-related costs incurred by Cornerstone on December 30, 2017.
(3)	See reconciling schedule 4.
(4)	This joint venture is being accounted for as an equity investment. 2016 and 2017 annual revenue figures include the effects of changes in presentation of revenue.

NOTES

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's consolidated statements of operations which are included in its Form 10-K for the year ended December 31, 2017. Liberty Interactive acquired the 62% of HSNi it did not already own on December 29, 2017, making HSNi a wholly-owned subsidiary, attributed to the QVC Group tracking stock. Therefore, we no longer have an equity method investment in HSNi as of December 31, 2017.

Fair Value of Public Holdings

(amounts in millions)	9/30/2017	12/31/2017
HSNi(1)	$782	$	NA
Total Attributed QVC Group	$782	$	NA

Charter(2)	$1,947		$1,800
Liberty Broadband(2)	4,068		3,635
LendingTree(3)	788		1,098
ILG(2)	445		474
Other public holdings(4)	134		74
Total Attributed Liberty Ventures Group	$7,382		$7,081

(1)

Represents fair value of the investment in HSNi attributed to QVC Group prior to the acquisition of HSNi by Liberty Interactive.  In accordance with GAAP, this investment was accounted for using the equity method of accounting and was included in the attributed balance sheet of QVC Group at historical carrying value which aggregated $198 million at September 30, 2017.

(2)	Represents fair value of the investments in Charter, Liberty Broadband and ILG attributed to Liberty Ventures Group, which are accounted for at fair value.
(3)

Represents fair value of the investment in LendingTree attributed to Liberty Ventures Group. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying values which aggregated $113 million and $115 million at September 30, 2017 and December 31, 2017, respectively.

(4)

Other public holdings includes fair value of the investment in FTD attributed to Liberty Ventures Group. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying values which aggregated $133 million and $73 million at September 30, 2017 and December 31, 2017, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information. Balance sheet items as of December 31, 2017 include HSNi.

(amounts in millions)	9/30/2017	12/31/2017
Cash and Liquid Investments Attributable to:
QVC Group	$383	$330
Liberty Ventures Group	512	573
Total Liberty Consolidated Cash and Liquid Investments	$895	$903

Debt:
Senior notes and debentures(1)	$791	$791
QVC senior notes(1)	3,550	3,550
QVC bank credit facility	1,690	1,763
HSNi revolving credit facility	NA	460
Other	177	170
Total Attributed QVC Group Debt	$6,208	$6,734
Unamortized discount, fair market value adjustment and deferred loan costs	(33)	(31)
Total Attributed QVC Group Debt (GAAP)	$6,175	$6,703

Senior exchangeable debentures(2)	$1,949	$1,947
Total Attributed Liberty Ventures Group Debt	$1,949	$1,947
Fair market value adjustment	(63)	(101)
Total Attributed Liberty Ventures Group Debt (GAAP)	$1,886	$1,846

Total Liberty Interactive Corporation Debt (GAAP)	$8,061	$8,549

1)	Face amount of senior notes and debentures with no reduction for the unamortized discounts.
2)	Face amount of senior exchangeable debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group decreased by approximately $53 million during the fourth quarter. Share repurchases more than offset cash from operations. Total debt attributed to the QVC Group increased by $526 million primarily due to the addition of the HSNi revolving credit facility. The QVC, Inc. leverage ratio, which includes both QVC and zulily, was 2.7x as of December 31, 2017.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $61 million in the fourth quarter, primarily due to intercompany tax payments received. Total debt attributed to Liberty Ventures Group decreased by $2 million.

Important Notice: Liberty Interactive (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei, will discuss Liberty Interactive's earnings release on a conference call which will begin at 11:00 a.m. (E.S.T.) on March 1, 2018.  The call can be accessed by dialing (866)  548-4713 or (323)  794-2093, passcode 9151576, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release and replays of the call will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, the proposed acquisition of GCI by Liberty Interactive and the proposed split-off of GCI and certain Liberty Ventures Group assets and liabilities (the “proposed transactions”), the timing of the proposed transactions, the renaming of Liberty Interactive and the rebranding of the QVC Group and the related change in ticker symbols,  changes to management and our board of directors, the future impact of accounting changes, the monetization of our non-core assets, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, the successful integration of HSN, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, the satisfaction of conditions to complete the proposed transactions and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, the QVC Group, QVC (and certain of its subsidiaries), zulily, HSN, Cornerstone and the Liberty Ventures Group together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit).

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Liberty Interactive believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC Group, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31, 2016, March 31, 2017, June 30, 2017,  September 30, 2017 and December 31, 2017, respectively, and years ended December 31, 2016 and 2017.

QUARTERLY SUMMARY

(amounts in millions)	4Q16	1Q17	2Q17	3Q17	4Q17
QVC Group
Adjusted OIBDA	$610	$445	488	416	$604
Depreciation and amortization	(208)	(207)	(205)	(180)	(129)
Stock compensation expense(1)	(18)	(12)	(18)	(18)	(49)
Acquisition and restructuring related expenses	—	—	—	—	(35)
Operating Income	$384	$226	$265	$218	$391

ANNUAL SUMMARY

(amounts in millions)	2016	2017
QVC Group
Adjusted OIBDA	1,936	1,953
Depreciation and amortization	(850)	(721)
Stock compensation expense(1)	(75)	(97)
Acquisition and restructuring related expenses	—	(35)
Operating Income	$1,011	$1,100

1)	Includes increase in stock-based compensation expense as a result of the December 2017 stock option exchange.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries),  zulily, HSN and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2016, March 31, 2017, June 30, 2017,  September 30, 2017 and December 31, 2017, respectively, and years ended December 31, 2016 and 2017. As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	4Q16	1Q17	2Q17	3Q17	4Q17
QVC Group
QVC Adjusted OIBDA
QVC US	$438	$336	$361	$313	$436
QVC International	131	98	107	99	147

Consolidated QVC adjusted OIBDA	569	434	468	412	583
Depreciation and amortization	(157)	(157)	(154)	(129)	(79)
Stock compensation	(8)	(6)	(8)	(9)	(8)
QVC Operating Income	$404	$271	$306	$274	$496

zulily
Adjusted OIBDA	$40	$15	$26	$12	$38

Depreciation and amortization	(51)	(50)	(51)	(51)	(50)
Stock compensation	(3)	(3)	(4)	(5)	(6)
zulily Operating Income (Loss)	$(14)	$(38)	$(29)	$(44)	$(18)

HSN
Adjusted OIBDA	$75	$48	$50	$43	$79
Depreciation and amortization	(8)	(8)	(8)	(8)	(7)
Stock compensation	(4)	(3)	1	(3)	(12)
Acquistion related costs	—	—	(4)	(1)	(64)
HSN Operating Income (Loss)(1)	$64	$37	$39	$31	$(3)

Cornerstone
Adjusted OIBDA	$13	$5	$21	$7	$12
Depreciation and amortization	(3)	(3)	(3)	(4)	(4)
Stock compensation	(1)	(1)	—	(1)	(1)
Acquistion related costs	—	—	(2)	—	(18)
Cornerstone Operating Income (Loss)	$9	$1	$16	$2	$(11)

1)	May not sum due to rounding.

ANNUAL SUMMARY

(amounts in millions)	2016	2017
QVC Group
QVC Adjusted OIBDA
QVC US	$1,435	$1,446
QVC International	405	451

Consolidated QVC adjusted OIBDA	1,840	1,897
Depreciation and amortization	(605)	(519)
Stock compensation	(32)	(31)
QVC Operating Income	$1,203	$1,347

zulily
Adjusted OIBDA	$112	$91
Depreciation and amortization	(245)	(202)
Stock compensation	(19)	(18)
zulily Operating Income (Loss)	$(152)	$(129)

HSN
Adjusted OIBDA	$259	$220
Depreciation and amortization	(29)	(31)
Stock compensation	(15)	(17)
Acquisition and restructuring related expenses	—	(69)
HSN Operating Income	$215	$103

Cornerstone
Adjusted OIBDA	$41	$45
Depreciation and amortization	(13)	(14)
Stock compensation	(4)	(3)
Impairment of intangible assets	(31)	—
Acquisition and restructuring related expenses	—	(20)
Cornerstone Operating Income (Loss)	$(7)	$8

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Liberty Ventures Group to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2016, March 31, 2017, June 30, 2017,  September 30, 2017 and December 31, 2017, respectively, and years ended December 31, 2016 and 2017.

QUARTERLY SUMMARY

(amounts in millions)	4Q16	1Q17	2Q17	3Q17	4Q17

QVC Group Adjusted OIBDA	$610	$445	$488	$416	$604
Liberty Ventures Group Adjusted OIBDA	(5)	(8)	(7)	(6)	(6)
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$605	$437	$481	$410	$598
Depreciation and amortization	(211)	(208)	(206)	(180)	(131)
Stock compensation(1)	(22)	(16)	(21)	(22)	(64)
Acquisition and restructuring related expenses	—	—	—	—	(35)
Consolidated Liberty Interactive Corp. Operating Income	$372	$213	$254	$208	$368

ANNUAL SUMMARY

(amounts in millions)	2016	2017

QVC Group Adjusted OIBDA	$1,936	$1,953
Liberty Ventures Group Adjusted OIBDA	3	(27)
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$1,939	$1,926
Depreciation and amortization	(874)	(725)
Stock compensation(1)	(97)	(123)
Acquisition and restructuring related expenses	—	(35)
Consolidated Liberty Interactive Corp. Operating Income	$968	$1,043

1)	Includes increase in stock-based compensation expense as a result of the December 2017 stock option exchange and $8 million of HSN stock-based compensation.

SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended December 31, 2016, March 31, 2017, June 30, 2017,  September 30, 2017 and December 31, 2017, respectively, and years ended December 31, 2016 and 2017.

QUARTERLY SUMMARY

(amounts in millions)	4Q16	1Q17	2Q17	3Q17	4Q17	LTM
QVC Group
Net income(1)	$188	$91	$111	$119	$887	$1,208
QVC purchase accounting amort, net deferred tax benefit (2)	49	49	49	34	2	134
zulily purchase accounting amort, net deferred tax benefit(3)	29	28	28	29	28	113
QVC Group Adjusted net income	$266	$168	$188	$182	$917	$1,455

QVCA/B shares outstanding as of January 31, 2018						477
Adjusted LTM earnings per share						$3.05

ANNUAL SUMMARY

(amounts in millions)	2016	2017
QVC Group
Net income(1)	$473	$1,208
QVC purchase accounting amort, net deferred tax benefit (2)	199	134
zulily purchase accounting amort, net deferred tax benefit(3)	140	113
QVC Group Adjusted net income	$812	$1,455

1)	Net income for the fourth quarter and full year 2017 includes non-cash gain related to the HSNi acquisition.
2)

Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC,  net of book deferred tax benefit (gross non-cash, non-tax deductible purchase accounting amortization was $315 million and $210 million for the twelve months ended December 31, 2016 and 2017. The purchase accounting amortization was applied ratably across the four quarters in 2016. The majority of the intangible assets established in purchase accounting as a result of the acquisitions were fully amortized as of the end of the third quarter of 2017).

3)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of zulily, net of book deferred tax benefit.

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

December 31, 2017 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$330	573	903
Trade and other receivables, net	1,719	7	1,726
Inventory, net	1,411	—	1,411
Other current assets	122	3	125
Total current assets	3,582	583	4,165
Investments in available-for-sale securities and other cost investments	3	2,360	2,363
Investments in affiliates, accounted for using the equity method	40	269	309
Investment in Liberty Broadband measured at fair value	—	3,635	3,635
Property and equipment, net	1,340	1	1,341
Intangible assets not subject to amortization	10,982	29	11,011
Intangible assets subject to amortization, net	1,244	4	1,248
Other assets, at cost, net of accumulated amortization	46	4	50
Total assets	$17,237	6,885	24,122

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$51	(51)	—
Accounts payable	1,150	1	1,151
Accrued liabilities	1,097	28	1,125
Current portion of debt	17	979	996
Other current liabilities	167	2	169
Total current liabilities	2,482	959	3,441
Long-term debt	6,686	867	7,553
Deferred income tax liabilities	994	1,809	2,803
Other liabilities	147	95	242
Total liabilities	10,309	3,730	14,039
Equity/Attributed net assets (liabilities)	6,819	3,165	9,984
Non-controlling interests in equity of subsidiaries	109	(10)	99
Total liabilities and equity	$17,237	6,885	24,122

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2017 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Total revenue, net	$10,381	23	10,404

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,789	—	6,789
Operating expense	648	11	659
Selling, general and administrative, including stock-based compensation	1,088	65	1,153
Acquisition and restructuring charges	35	—	35
Depreciation and amortization	721	4	725
	9,281	80	9,361
Operating income (loss)	1,100	(57)	1,043

Other income (expense):
Interest expense	(293)	(62)	(355)
Share of earnings (losses) of affiliates, net	38	(238)	(200)
Realized and unrealized gains (losses) on financial instruments, net	—	618	618
Gains (losses) on transactions, net	409	1	410
Other, net	(3)	10	7
	151	329	480
Earnings (loss) from continuing operations before income taxes	1,251	272	1,523
Income tax benefit (expense)	3	961	964
Net earnings (loss)	1,254	1,233	2,487
Less net earnings (loss) attributable to noncontrolling interests	46	—	46
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$1,208	1,233	2,441

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Total revenue, net	$10,219	428	10,647

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,642	266	6,908
Operating expense	653	54	707
Selling, general and administrative, including stock-based compensation	1,063	127	1,190
Depreciation and amortization	850	24	874
	9,208	471	9,679
Operating income (loss)	1,011	(43)	968

Other income (expense):
Interest expense	(289)	(74)	(363)
Share of earnings (losses) of affiliates, net	42	(110)	(68)
Realized and unrealized gains (losses) on financial instruments, net	2	1,173	1,175
Gains (losses) on transactions, net	—	9	9
Other, net	42	89	131
	(203)	1,087	884
Earnings (loss) from continuing operations before income taxes	808	1,044	1,852
Income tax benefit (expense)	(297)	(301)	(598)
Earnings (loss) from continuing operations	511	743	1,254
Earnings (loss) from discontinued operations, net of taxes	—	20	20
Net earnings (loss)	511	763	1,274
Less net earnings (loss) attributable to non-controlling interests	38	1	39
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$473	762	1,235

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2017 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$1,254	1,233	2,487
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	721	4	725
Stock-based compensation	97	26	123
Share of (earnings) losses of affiliates, net	(38)	238	200
Cash receipts from return on equity investments	28	1	29
Realized and unrealized gains (losses) on financial instruments, net	—	(618)	(618)
(Gains) losses on transactions, net	(409)	(1)	(410)
Deferred income tax (benefit) expense	(421)	(715)	(1,136)
Intergroup tax allocation	266	(266)	—
Intergroup tax payments	(288)	288	—
Other noncash charges (credits), net	7	3	10
Changes in operating assets and liabilities
Current and other assets	(177)	34	(143)
Payables and other current liabilities	182	43	225
Net cash provided (used) by operating activities	1,222	270	1,492

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	22	—	22
Cash proceeds from dispositions of investments	2	1	3
Investment in and loans to cost and equity investees	—	(159)	(159)
Capital expended for property and equipment	(201)	(3)	(204)
Other investing activities, net	(52)	(1)	(53)
Net cash provided (used) by investing activities	(229)	(162)	(391)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,469	—	2,469
Repayments of debt	(2,618)	(13)	(2,631)
Repurchases of QVC Group common stock	(765)	—	(765)
Withholding taxes on net settlements of stock-based compensation	(43)	(27)	(70)
Other financing activities, net	(57)	18	(39)
Net cash provided (used) by financing activities	(1,014)	(22)	(1,036)
Effect of foreign currency rates on cash	13	—	13
Net increase (decrease) in cash and cash equivalents	(8)	86	78
Cash and cash equivalents at beginning of period	338	487	825
Cash and cash equivalents at end of period	$330	573	903

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$511	763	1,274
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	(20)	(20)
Depreciation and amortization	850	24	874
Stock-based compensation	75	22	97
Cash payments for stock based compensation	—	(92)	(92)
Noncash interest expense	3	9	12
Share of (earnings) losses of affiliates, net	(42)	110	68
Cash receipts from return on equity investments	28	3	31
Realized and unrealized gains (losses) on financial instruments, net	(2)	(1,173)	(1,175)
(Gains) losses on transactions, net	—	(9)	(9)
(Gains) losses on extinguishment of debt	(1)	7	6
Deferred income tax expense (benefit)	(199)	672	473
Intergroup tax allocation	360	(360)	—
Intergroup tax payments	(301)	301	—
Other noncash charges (credits), net	(33)	(82)	(115)
Changes in operating assets and liabilities
Current and other assets	92	44	136
Payables and other current liabilities	(68)	(49)	(117)
Net cash provided (used) by operating activities	1,273	170	1,443

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	353	353
Investments in and loans to cost and equity investees	—	(86)	(86)
Capital expended for property and equipment	(206)	(27)	(233)
Purchases of short term and other marketable securities	—	(264)	(264)
Sales of short term investments and other marketable securities	12	1,162	1,174
Investment in Liberty Broadband	—	(2,400)	(2,400)
Other investing activities, net	(44)	8	(36)
Net cash provided (used) by investing activities	(238)	(1,254)	(1,492)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,905	1,522	3,427
Repayments of debt	(2,178)	(2,320)	(4,498)
Repurchases of QVC Group common stock	(799)	—	(799)
Withholding taxes on net settlements of stock-based compensation	(15)	(1)	(16)
Distribution from Liberty Expedia Holdings	—	299	299
Other financing activities, net	(16)	31	15
Net cash provided (used) by financing activities	(1,103)	(469)	(1,572)
Effect of foreign currency rates on cash	(20)	—	(20)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	17	17
Cash provided (used) by investing activities	—	—	—
Cash provided (used) by financing activities	—	—	—
Change in available cash held by discontinued operations	—	—	—
Net cash provided (used) by discontinued operations	—	17	17
Net increase (decrease) in cash and cash equivalents	(88)	(1,536)	(1,624)
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end of period	$338	487	825